Exhibit 99.1

PRESS RELEASE

NOVAVAX, INC.

BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

     Columbia, MD, August 9, 2002 — Novavax, Inc. (NASDAQ: NVAX) (the “Corporation”) today announced that its Board of Directors has adopted a Stockholder Rights Plan (“Rights Plan”) designed to protect the Corporation’s stockholders in the event of takeover activity that would deny them the full value of their investment. The Rights Plan was not adopted in response to any specific takeover threat.

     In adopting the Rights Plan, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of the Corporation, payable to stockholders of record at the close of business on August 16, 2002. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of the Corporation’s voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer, which if successfully consummated, would result in such person or group owning 15% or more of the Corporation’s voting stock. The rights will expire on August 7, 2012.

     Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one one-thousandth of a share of a series of the Corporation’s Series D Junior Participating Preferred Stock at a price of $40.00 per one-thousandth of a share, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either the Corporation’s preferred stock or shares in an “acquiring entity” at approximately half of market value.

Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Corporation’s outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of the Corporation’s preferred stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of preferred stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

     The Corporation generally will be entitled to redeem the rights at $.001 per right at any time prior to the close of business on the tenth business day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of the Company’s voting stock, subject to certain exceptions.

     Commenting on the Rights Plan, John A. Spears, President and Chief Executive Officer, said, “The Board of Directors did not adopt the Rights Plan in response to any specific takeover threat. The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. It seeks to ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the Corporation to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt.”

     Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of August 16, 2002.